Undersea Exploration Modeling with Haptic Interaction

June 25, 2001 [redacted]

Submitted To:

[redacted]

Woods Hole Oceanographic Institute

Submitted By:

Novint Technologies Inc
8500 Menaul Blvd
Albuquerque, NM 87112
http://www.novint.com
Telephone [redacted]

[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.]

Woods Hole / Jason Project

Background

[redacted]

Project Goals

[redacted]

Phase 1 Novint Responsibilities

Novint's efforts will concentrate on providing the basic haptic and visual rendering tools and environmental representations so that WHOI researchers can concentrate on the overall research application and system. The major components and efforts that Novint will provide are:

- General consulting on haptic interaction and rendering as required
- A core three-dimensional modeling application [redacted]
- Haptic and visual rendering algorithms for the three-dimensional models
- Haptic modification algorithms and tools to support [redacted] ncluding haptic feedback

The initial project phase, targeted for this summer (2001), will focus on creating the virtual environment – models and tools. A graduate-student working at WHOI will start work on this effort at the beginning of June. Novint Technologies (Novint) will provide a Phantom haptic interface, off-the-shelf 3D haptic modeling software [redacted], along with consulting and customization specific to this first phase of the project.

Technical Thoughts

Phase 1 Efforts

[redacted]

[redacted]

Future Efforts

[redacted]

Phase 1 WHOI Responsibilities:

- Overall system engineering
- The specifics of the [redacted] modeling and control application
- Tools to generate [redacted]
- The virtual [redacted] model

Intellectual Properties & Licensing

In general, the off-the-shelf software and customization that is developed by Novint will be owned by Novint. It may be necessary to provide source code to WHOI to enable their own expansion and customization of the application(s). Software that is developed during this project by WHOI will remain the property of WHOI. Novint requests the right to license for potential commercial release any software that WHOI develops during the project. Novint agrees to negotiate a suitable fee or royalty for such release.

Novint's can provide this source code under a license that:

1. Limits this use of source code to "research purposes only". By this we mean that WHOI would not release commercial (for sale) applications to others.
2. Limits this use of source code to this specific WHOI project only. This means that this software will not be provided to other institutions or groups outside of this WHOI project.
3. Maintains this source code as the Confidential Materials of Novint. This means that the source code and written materials will be kept under suitable protection on WHOI premises.
4. Enables Novint to license any code developed at WHOI for use in Novint's commercial products. Novint would provide either a one time payment or royalty (to be mutually agreed) to WHOI for such use.

If these draft license terms are generally acceptable to WHOI, then Novint will draw up a formal license agreement.

Financials

This proposal is provided in two parts. The first is the attached quotation for the off-the-shelf haptic interface hardware and [redacted] software. The second is this proposal for consulting.

1. Given the fluid nature of the project, and the need for both WHOI and Novint to define the specific consulting and customization requirements as the project evolves, this second part of the project is provided as a best effort consulting agreement. Novint will provide software design and development consulting to WHOI at the rate of $90/hour. Based on WHOI's estimate of a $20,000 consulting budget for phase 1 (summer 2001) of the project, this results in a "bucket" of approximately 225 hours. Some of this will be used to complete the customization listed above. The rest of this time will be available to WHOI for ad hoc consulting during phase 1 of the project.

2. Novint will provide a SPOC (single point of contact) to WHOI for this project. In addition, Novint will provide monthly status reports on hours of consulting expended and specific tasks performed.

3. For the consulting effort, Novint will invoice WHOI at the end of each month for the hours used in that period.

4. Payment terms are Net 30 days.

Warranty

The [redacted] software is delivered as is. Novint will make its best effort to correct major defects or flaws for a period of 90 days after the [redacted] software is installed and customization is completed.

Signatures

Agreed:	Agreed:
WHOI	Novint Technologies, Inc.
By:	By:
______________________	______________________
Name:	Tom Anderson
Title:	President
Date:	Date: